  Exhibit 23.2

KPMG LLP Chartered Professional Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internet www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Eldorado Gold Corporation

We consent to the use of our reports, each dated February 21, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein from the annual report on Form 40-F of Eldorado Gold Corporation for the year ended December 31, 2018. Our report on the consolidated financial statements refers to changes in accounting policies for revenue and financial instruments in 2018 due to the adoption of IFRS 15 – Revenue from Contracts with Customers and IFRS 9 – Financial Instruments. Our report on the effectiveness of internal controls over financial reporting as of December 31, 2018, expresses our opinion that Eldorado Gold Corporation did not maintain effective internal control over financial reporting as of December 31, 2018 because management review controls performed failed to detect an error in the application of discounting to the cash flow models used in the estimation of fair value less cost of disposal for purposes of management’s evaluation of impairment of goodwill and mining property, plant and equipment.

//s// KPMG LLP

Chartered Professional Accountants

March 29, 2019
Vancouver, Canada

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